EXHIBIT 2.3

                                    AGREEMENT

     AGREEMENT made as of the first day of November, 1999, by and among CNF TECHNOLOGIES, INC., a Delaware corporation (the "Company"), SYNERGY GROUP INTERNATIONAL, INC., a Nevada corporation ("Synergy"), VINCENT MAROLD, an individual residing at 4725 East Sunrise Drive, #228, Tucson, Arizona 85718 ("Marold"), and PAUL CHARLES, an individual residing at 10931 East Laurel Lane, Scottsdale, Arizona 85260 ("Charles").

                              W I T N E S S E T H:

     WHEREAS, on April 16, 1999, an Agreement and Plan of Merger was entered into among JLL Ventures (Delaware) Corp., ("JLL"), JLL Ventures Acquisition Corp. ("JLL Acquisition"), CNF, INC., a California corporation ("CNF") and Paul Charles as the principal shareholder of CNF (the "Original Merger Agreement"), the purpose of which was to effectuate the merger of CNF with and into JLL Acquisition (the "Merger");

     WHEREAS, on May 24, 1999, the parties to the Original Merger Agreement entered into Amendment No. 1 to the Agreement and Plan of Merger dated April 16, 1999 ("Amendment No. 1 to the Merger Agreement");

     WHEREAS, in connection with the Original Merger Agreement and Amendment No. 1 to the Merger Agreement (referred to in the aggregate as the "Merger Agreement"), Charles entered into an escrow agreement pursuant to which certain of his shares of JLL were to be placed in escrow for indemnification claims, among others (the "Shareholder Escrow Agreement"), and certain historic stockholders of JLL entered into an escrow agreement pursuant to which certain of their shares of JLL were placed in escrow to assure certain post-closing placement activities (the "Acquiror Escrow Agreement");


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     WHEREAS, effective as of June 19, 1999, the Merger was completed (the
"Closing") pursuant to which CNF merged into JLL Acquisition, JLL Acquisition changed its corporate name to "CNF Mobile Solutions, Inc." and JLL changed its corporate name to "CNF Technologies, Inc.";

     WHEREAS, on July 14, 1999, the Company commenced a private placement of shares of its common stock in a manner contemplated in the Merger Agreement (the "Private Placement");

     WHEREAS, in order to induce the interest of certain investors to invest in the Private Placement, the Company and the parties hereto have agreed to modify certain components of the Private Placement, which, in turn, require an amendment to certain of the agreements entered into in connection with the Merger; and

         WHEREAS, the parties hereto have agreed to enter into this Agreement (the "Agreement") which is intended to constitute a formal amendment to the Original Merger Agreement, Amendment No. 1 to the Merger Agreement, the Shareholder Escrow Agreement and the Acquiror Escrow Agreement.

     NOW THEREFORE, in consideration of the premises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1. Matters of Corporate Governance

     (a) Section 5.19 of the Original Merger Agreement shall be deleted in its entirety, and shall be replaced by the following:

         "Until May 19, 2001, Synergy, plus those other shareholders who execute the signature page hereof, will agree to vote their shares of common stock of the Company at any regular or special meeting of its stockholders, or by written consent, solicitation or otherwise, called or required for the purpose of electing the Company's Board of Directors, for the nomination of Charles to the Company's Board of Directors should there be a Board consisting of less than

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         five (5) members; and for the nomination of Charles and an additional designee of Charles, should the Board consist of five (5) or more members."

     (b) The Company shall amend its bylaws as promptly following the date hereof as is practicable in order to effectuate the foregoing.

2. Voting Agreement.

     Section 5.20 of the Original Merger Agreement and Section 16 of Amendment No. 1 to the Merger Agreement shall be deleted in their entirety, and that portion of Amendment No. 1 to the Merger Agreement pursuant to which certain of the Company's stockholders executed the agreement to evidence their agreement to the provisions of Section 5.20 shall be null and void.

3. Employment Arrangements.

     (a) The Company shall enter into amended employment agreements with Paul Charles, David Thompson and Reuben Daniel Rudich on terms agreed to by the parties, as evidenced by a Term Sheet dated October 22, 1999.

     (b) Charles has agreed to relinquish his position as Chief Executive Officer and to cooperate with the Company's newly constituted Board of Directors to select a replacement candidate with industry and other corporate experience deemed acceptable to the investors of the Private Placement.


4. Surrender of Preferred Shares.

     (a) In order to accommodate the issuance of equity considerations by the Company to a new chief executive officer, and to encourage the conversion to equity of holders of bridge indebtedness, Charles agrees to surrender to the Company for cancellation 1,000,000 shares of Series A Convertible Preferred Stock (the "Preferred Shares").

     (b) The Company agrees to accord to Charles' remaining Preferred Shares the same terms and conditions as may be provided to any other holders of the Preferred Shares, should the


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Company elect to modify, extend, alter or waive any of the terms and conditions of the Preferred Shares.

5. Removal of Certain Charles Shares Held in Escrow.

     (a) Section 9 of Amendment No. 1 to the Merger Agreement shall be modified such that the 1,000,000 Preferred Shares surrendered according to Section 4 of this Agreement shall be removed from the Preferred Shares held in escrow for eighteen (18) months. Accordingly, the Shareholder Escrow Agreement is deemed amended and modified to the extent necessary to remain consistent with the above.

6. Private Placement: Modification to Acquiror Escrow.

     (a) Section 5.13 of the Original Merger Agreement shall be deleted in its entirety and shall be replaced by the following:

               "(a) After the Closing, the Company shall undertake a private placement transaction to accredited and institutional investors which is intended to yield gross proceeds (the "Gross Proceeds") of no less than $2 million, nor more than $6 million, through the sale of shares of Common Stock (the "Private Placement"). For the purposes of this
          Section 5.13, the term "Gross Proceeds" shall mean cash realized from the sale of Common Stock, as well as the principal and accrued interest cancelled by conversion of the Bridge Notes or other unsecured indebtedness into equity (whether converted at the offering price or any discount thereto) however issued during the "Offering Period" (as herein defined). The Private Placement shall be completed during an offering period (the "Offering Period") commencing July 14, 1999 through February 15, 2000. The Company's obligation to complete the Private Placement is conditioned upon (i) there being no material adverse change, or any development involving a prospective material adverse change in or affecting the condition, financial or otherwise, of CNF Mobile Solutions, Inc. ("CNF"), or the earnings, business affairs, management or business prospects of CNF; and (ii) there being no pending material indemnification claim hereunder regarding the breach of any of the representations, warranties, agreement or covenants of CNF or Charles hereunder on and as of the date of the closing of the Private Placement. If the Company's Board of Directors is unable to agree on whether an event set forth in Section 5.13(a)(i) or 5.13(a)(ii) above has



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          occurred, such dispute shall be submitted to arbitration in accordance with Section 9.8 hereof. The Gross Proceeds of the Private Placement shall be utilized for working capital purposes and, depending on the amount of Gross Proceeds, to repay the Bridge Notes which are not canceled in payment for shares issuable in the Private Placement or otherwise. The Private Placement may be completed through the use of a placement agent which is a broker-dealer registered with the Securities and Exchange Commission and in good standing with the NASD, upon payment of sales commissions, expenses and warrants which are reasonable and customary in transactions of this nature.

               (b) Subject to Section 5.13(c) below, the Historic Acquiror Shareholders shall surrender that number of Acquiror Escrow Shares to the Company for cancellation in accordance with the following:

                    (i) If Gross Proceeds of less than $2 million are realized by the Company through either the Private Placement or through conversion of Bridge Notes or other unsecured indebtedness by December 6, 1999, the Historic Acquiror Shareholders shall surrender 2,000,000 shares, and the Acquiror Escrow Agreement shall terminate thereafter with no further obligation on the Historic Acquiror Shareholders to surrender any additional shares;

                    (ii) If $2 million of Gross Proceeds are raised by December
               6, 1999, however, an additional $2 million of Gross Proceeds are not realized by the Company through either the Private Placement or through conversion of Bridge Notes or other unsecured indebtedness by December 15, 1999, the Historic Acquiror Shareholders shall surrender 1,000,000 shares; and

                    (iii) If $4 million of Gross Proceeds are raised by December
               15, 1999, however, an additional $2 million of Gross Proceeds are not realized by the Company through either the Private Placement or through conversion of Bridge Notes or other unsecured indebtedness by February 15, 2000, the Historic Acquiror Stockholders shall surrender 1,000,000 shares.

               (c) Notwithstanding the provisions of Section 5.13(b) above, the Historic Acquiror Shareholders shall not be required to surrender any of the Acquiror Escrow Shares in the event that a closing with respect to the Private Placement is not completed within fifteen (15) days after the expiration of the Offering Period as a result of: (i) the occurrence of any events set forth at Section 5.13(a)(i); (ii) the occurrence of any events set forth at


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          Section 5.13(a)(ii); or (iii) Acquiror or Shareholder failing to execute a definitive placement agent or similar agreement for the placement of securities within 30 days from the time first proposed in writing by any placement agent or broker-dealer in connection with the Private Placement."

     (b) The Acquiror Escrow Agreement shall be deemed amended so as to reflect terms and conditions consistent with those set forth in Section 5.13(b) of the Original Merger Agreement, as amended by the foregoing Section 6(a) of this Agreement.

7. Private Sale of Securities.

     Synergy will either purchase, or arrange for the purchase, of 200,000 of the Preferred Shares owned by Charles, at a price of $1.25 per share, within no more than ninety (90) days of the date the Company first files a registration statement (on either Form 10 or Form SB-2) with the Securities and Exchange Commission. The Preferred Shares shall be paid for at least 25% upon the date of purchase, with the balance paid in three ratable monthly installments thereafter.

8. Effective Date.

     This Agreement shall be of full legal force and effect upon execution, however, shall automatically terminate and be of no further force and effect, and all of the actions contained herein shall be rescinded in the event that the Company does not realize Gross Proceeds of $2 million by December 6, 1999 through the sale of stock in the Private Placement or through the conversion into equity of Bridge Notes or other unsecured indebtedness.

9. Capitalized Terms.

     All capitalized terms utilized herein and not otherwise defined herein, shall have the meaning ascribed thereto in the Merger Agreement.

10. Full Force and Effect.

     All other provisions in the Merger Agreement shall remain in full force and effect except those identified in this Agreement.


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11. Counterpart and Facsimile.

     This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.



                      (This Space Left Blank Intentionally)



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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date and year first written above.


                              CNF TECHNOLOGIES, INC.


                              By: /s/Paul Charles
                                 -----------------------------------------------
                                 Name:  Paul Charles
                                 Title: Chief Executive Officer

                              SYNERGY GROUP INTERNATIONAL, INC.


                              By: /s/Vincent Marold
                                  ----------------------------------------------
                                  Name:  Vincent Marold
                                  Title:  President

                                  /s/Vincent Marold
                                  ----------------------------------------------
                                  Vincent Marold, as designee of Acquiror's
                                  Board of Directors pursuant to Section 5.19(a) of the Original Merger Agreement

                                  /s/Paul Charles
                                  ----------------------------------------------
                                  Paul Charles


For the sole purpose of acknowledging their agreement to vote their shares in the manner provided at Section 1(a) of this Agreement:

BY:____________________________           BY:____________________________

Name:__________________________           Name:__________________________

Number of Shares:______________           Number of Shares:______________


BY:____________________________           BY:____________________________

Name:__________________________           Name:__________________________

Number of Shares:______________           Number of Shares:______________



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BY:____________________________           BY:____________________________

Name:__________________________           Name:__________________________

Number of Shares:______________           Number of Shares:______________


BY:____________________________           BY:____________________________

Name:__________________________           Name:__________________________

Number of Shares:______________           Number of Shares:______________


BY:____________________________

Name:__________________________

Number of Shares:______________




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